Certificate of Invention Patent

Certificate Number: 372265

Type of Patent: Asian Ginseng, American Ginseng drinks and their production techniques

Inventor: Zhang Yuxiang, Li Baozhong, Han Hongyu

Patent Number : ZL 03111397.6

Date of Application: April 4, 2003

Patent Owner of Record: Meihekou Ginseng Co. Ltd.

Patent Announcement Date: January 23, 2008

This invention has been examined by the Department of Intellectual Property according to the patent law of People’s Republic of China.  We have reached the decision and hereby grant the patent right, issue the certificate and register the patent on the Patent Record Book.  The patent right is effective from the announcement date.

The time limit for this patent is 20 years from the date of application.  The due date for the patent annual maintenance fee is one month prior to the 4th of April every year.  If the patent owner fails to meet the payment terms, the patent will be expired on the due date.

The certificate reflects the current condition of the registration. Any transfer, void, termination, changes of inventor’s name, patent name and address, etc will be recorded on the Patent Record Book.

Department Chief : Tian Lipu
The Intellectual Property Department of People’s Republic of China